Andrew Mininger

SERVICE AGREEMENT

This Service Agreement (“Agreement”) is entered into as of the 8th day of February 8th, 2010 (“Effective Date”) between China Digital Animation Development Inc., whose principal offices are located at 15 W 39th Street, 14th Floor New York, NY 10018 (hereinafter referred to as the “Company”), and Andrew Mininger, having an address at 630 Third Ave. 14th Floor, New York, NY 10017 (hereinafter referred to as the “Director”), to provide the terms under which the Director shall perform his functions as an elected independent member of the Board of Directors of the Company during his  respective terms.

WHEREAS, the Company’s business consists of the development of digital animation design and production, network integration systems and delivery of financial information  (the “Business”) and the Company is a public company subject to the securities laws and rules and other applicable laws and rules of the United States.

WHEREAS, the Company recognizes the unique qualifications and contributions of the Director and desires to secure the services of the Director on the terms and conditions set forth herein; and

WHEREAS, the Independent Director is prepared to commit to such services in return for specific arrangements, compensation and other benefits on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the Company and the Director do hereby agree as follows:

1.	DUTIES OF THE INDEPENDENT DIRECTOR:

The Director shall carry out his duty as an independent director to the Company and shall make himself available to perform such functions in keeping with all the applicable laws, rules, and regulations of the United States of America, including, not limited to, the applicable securities laws and the laws of the State of Delaware.

The Director hereby agrees faithfully to render the service expected of an independent director and to promote the interests of the Company to the best of his ability and keep his duty of care, confidentiality and loyalty, among other duties. The Director further agrees to devote the necessary time, attention, skill, and best efforts to the performance of his duties under this agreement.

The Director shall not self-deal or do anything harmful to the interest of the Company or its shareholders and shall not engage in any insider trading or similar activities.

The Director shall maintain his standing and capacity as an “independent director” under the rules of the Securities and Exchange Commission and the rules and regulations of relevant stock exchanges, and shall not engage in any employment or service with the Company or otherwise that may impair such standing.

The Director shall serve on one or more Board Committees in his capacity as an independent director.

In addition to the existing duties:

1.1	Bring business development ideas to CHDA with skill set and service offerings applying in the following areas:
a)      3 dimensional for home entertainment (with glasses, and without)
b)      Special effects
c)      MMOG/Games
d)      Mobile applications
1.2	Speak internally to decision makers about best ways to grow business and provide service in the US market
1.3	Offer marketing ideas and promotional opportunities
1.4	Build relationships with partnership or acquisition candidates
1.5	Speak to an ambassador at stakeholder, shareholder, and investor meetings
1.6	Provide assistance for the value proposition for investors
1.7	Provide strategic direction for sales

2.	COMPENSATION AND EXPENSES

During his term as a Director until the end of his function as a Director:

2.1
The Company agrees to issue to the Director, for services as an “independent director” an annual retainer (“the Retainer”) consisting of 10,000 restricted Shares plus $1,000 per director’s / investor meeting (Out of NY State: $2,000 and International: $4,000 ) and $3,000 retainer per month ($36,000 annual). Paid last day of the month. The Shares included in the Retainer shall be valued at the closing price for the ten trading days prior to the Effective Date of this Agreement, and prior to each anniversary of the Effective Date.

2.2
The Company shall promptly pay or reimburse the Director for all reasonable expenses actually and properly (in accordance with the Company’s policy) incurred or paid by him in connection with the performance of his services under the Agreement (including, without limitation, travel expenses) upon presentation of expense statements or vouchers or such other supporting documentation in such form and containing such information as the Company may from time to time require. A CHDA corporate credit card for expenses actually and properly (in accordance with the Company’s policy) and any expense above $500 shall be pre-approved by the Company.

3.	INDEMNIFICATION

The Company shall indemnify the Director to the full extent permitted by the General Corporation Law of the State of Delaware.

4.	MISCELLANEOUS

This Agreement expresses the entire understanding and agreement of the parties and supersedes any and all prior agreements and understandings, whether written or oral, relating in any way to the subject matter of this Agreement. This Agreement cannot be modified, amended, or supplemented except by a written instrument or instruments executed by each of the parties hereto.

This Agreement shall have a term during the period director serves as an director of the Company until such time that he is removed by the board of directors by a majority vote or not elected by the next shareholder meeting, whichever comes earlier.

This Agreement shall be governed by and construed under the laws of the State of Delaware. If any provision of this Agreement shall be invalid or unenforceable, this Agreement shall be deemed amended but only to the extent required to make it valid and enforceable, and this Agreement as thereby amended shall remain in full force and effect.

Arbitration is the only and exclusive remedy to the parties for any dispute arising from this agreement. The Parties hereby expressly waive the right to any jury or non-jury trial and hereby expressly submit to the exclusive jurisdiction of an arbitration tribunal under the auspices of the American Association in the City of New York with such tribunal composed of three arbitrators of which one is selected by each party and the third one selected by the two arbitrators already selected respectively by the parties. The award of the tribunal shall be exclusive, binding, final and enforceable against the parties. In any arbitration arising out of this Agreement, the prevailing party shall be entitled to request, and receive an amount as and for the reasonable counsel fees and expenses incurred by the prevailing party in connection with such action, proceeding, or arbitration.

IN WITNESS WHEREOF, the Company and the Director have executed this Agreement as of the day and year first above written.

Signed:	Signed:

/s/ Andrew Mininger	/S/ Qiang Fu

Name in Print: Andrew Mininger	Name in Print: Qiang Fu
Title: Independent Director	Title: Chairman